Exhibit 99.1

NEWS Contact: Jeffrey Schnell Vice President, Investor Relations investor@quakerhoughton.com T. 1.610.832.4087
For Release: Immediate
QUAKER HOUGHTON ANNOUNCES FIRST QUARTER 2024 RESULTS
•Q1’24 net sales of $469.8 million, net income of $35.2 million and earnings per diluted share of $1.95
•Q1’24 non-GAAP net income of $37.7 million and non-GAAP earnings per diluted share of $2.09
•Delivered adjusted EBITDA of $83.3 million in Q1’24, a 6% increase compared to $78.8 million in Q1’23
•Gross margins improved 400 basis points compared to the prior year, the 7th consecutive quarterly year-over-year increase
•Generated $27.2 million of operating cash flow in Q1’24

May 2, 2024
CONSHOHOCKEN, PA – Quaker Houghton (“the Company”) (NYSE: KWR), the global leader in industrial process fluids, announced its first quarter 2024 results today.

	Three Months Ended March 31,
($ in thousands, except per share data)	2024	2023
Net sales	$469,759	$500,148
Net income attributable to Quaker Chemical Corporation	35,227	29,534
Net income attributable to Quaker Chemical Corporation common shareholders – diluted	1.95	1.64
Non-GAAP net income *	37,673	33,992
Non-GAAP Earnings per diluted share *	2.09	1.89
Adjusted EBITDA *	83,282	78,791
*Refer to the Non-GAAP Measures and Reconciliations section below for additional information
First Quarter 2024 Consolidated Results
Net sales in the first quarter of 2024 were $469.8 million, a decline of approximately 6% compared to $500.1 million in the first quarter of 2023. This result was primarily due to a decrease in selling price and product mix of approximately 5%, and a decline in sales volumes of approximately 1%. The decrease in selling price and product mix was primarily attributable to our index-based customer contracts. The decline in sales volumes was primarily attributable to a continuation of softer end market conditions that persisted throughout 2023 and have continued into the current year and partially offset by an improvement in volumes in the Asia/Pacific segment and new business wins across all segments.
The Company reported net income in the first quarter of 2024 of $35.2 million, or $1.95 per diluted share, compared to net income of $29.5 million, or $1.64 per diluted share, in the first quarter of 2023. Excluding non-recurring and non-core items in each period, the Company’s non-GAAP net income and earnings per diluted share were $37.7 million and $2.09 respectively in the first quarter of 2024 compared to $34.0 million and $1.89 respectively in the prior year quarter. The Company generated adjusted EBITDA of $83.3 million in the first quarter of 2024, an increase of 6% compared to $78.8 million in the first quarter of 2023, primarily driven by an improvement in gross margins in all segments compared to the prior year.
Andy Tometich, Chief Executive Officer and President, commented, “Quaker Houghton started 2024 with strong results delivering another quarter of earnings growth and solid cash flow generation. Our results reflect our ongoing ability to generate value for customers through our differentiated portfolio of services and solutions as well as the continued execution on our financial and operational priorities.”
“While the global macroeconomic environment remains dynamic, we are well positioned and committed to delivering volume and earnings growth in 2024. We are confident in our enterprise strategy. The investments we are making are expected to enhance our team’s ability to outperform our end markets. Additionally, our balance sheet and cash flow generation capabilities remain strong and provide opportunities to accelerate our profitable growth initiatives and create long-term shareholder value.”

First Quarter 2024 Segment Results
The Company’s first quarter 2024 operating performance for each of its three reportable segments: (i) Americas; (ii) EMEA; and (iii) Asia/Pacific, is further described below.

	Three Months Ended March 31,
	2024	2023
Net Sales *
Americas	$229,754	$251,413
EMEA	138,422	152,449
Asia/Pacific	101,583	96,286
Total net sales	$469,759	$500,148
Segment operating earnings *
Americas	$66,770	$66,125
EMEA	29,571	27,571
Asia/Pacific	30,377	27,652
Total segment operating earnings	$126,718	$121,348
*Refer to the Segment Measures and Reconciliations section below for additional information
Net sales in the Americas and EMEA segments decreased in the first quarter of 2024 compared to the same period in 2023 primarily due to a decrease in sales volumes and selling price and product mix, partially offset by a favorable impact from foreign currency translation. Net sales in the Asia/Pacific segment increased compared to the prior year as a result of a double-digit increase in sales volumes, partially offset by a decrease in selling price and product mix and an unfavorable impact of foreign currency translation.
The decline in selling price and product mix in the first quarter of 2024 compared to the prior year in all segments primarily reflects the impact of our index-based customer contracts. The decline in sales volumes in the Americas and EMEA segments primarily reflects softer end market activity, especially for metalworking applications, compared to the prior year, partially offset by new business wins. Sales volumes increased in the Asia/Pacific segment compared to the prior year due to a broad improvement in end market conditions and continued new business wins.
Compared to the fourth quarter of 2023, net sales increased 1% due to an increase in sales volumes of approximately 2% partially offset by a decline in selling price and product mix of approximately 1%. Sales volumes in the Americas and EMEA segments increased compared to the prior quarter, whereas sales volumes declined in the Asia/Pacific segment. Selling price and product mix was down modestly across all segments reflecting the impact of our index-based customer contracts.
Once again, operating earnings increased in all three segments in the first quarter of 2024 compared to the prior year driven by a further improvement in operating margins. Operating earnings and operating margins also increased in the Americas and EMEA segments in the first quarter of 2024 compared to the fourth quarter of 2023 and declined modestly in the Asia/Pacific segment reflecting the decrease in net sales mentioned above.
Cash Flow and Liquidity Highlights
Net cash provided by operating activities was $27.2 million for the three months ended March 31, 2024, compared to net cash provided by operating activities of $37.8 million for the same period in 2023. The Company’s operating cash flow primarily reflects a stronger operating performance when compared to the prior year period, partially offset by higher working capital requirements in the three months ended March 31, 2024.
As of March 31, 2024, the Company’s total gross debt was $769.6 million and its cash and cash equivalents was $195.8 million, which resulted in net debt of approximately $573.8 million. The Company’s net debt divided by its trailing twelve months adjusted EBITDA was approximately 1.8x.

Non-GAAP Measures and Reconciliations
The information included in this press release includes non-GAAP (unaudited) financial information that includes EBITDA, adjusted EBITDA, adjusted EBITDA margin, non-GAAP operating income, non-GAAP operating margin, non-GAAP net income and non-GAAP earnings per diluted share. The Company believes these non-GAAP financial measures provide meaningful supplemental information as they enhance a reader’s understanding of the financial performance of the Company, are indicative of future operating performance of the Company, and facilitate a comparison among fiscal periods, as the non-GAAP financial measures exclude items that are not considered indicative of future operating performance or not considered core to the Company’s operations. Non-GAAP results are presented for supplemental informational purposes only and should not be considered a substitute for the financial information presented in accordance with GAAP. In addition, our definitions of EBITDA, adjusted EBITDA, adjusted EBITDA margin, non-GAAP operating income, non-GAAP operating margin, non-GAAP net income and non-GAAP earnings per diluted share as discussed and reconciled below to the most comparable respective GAAP measures, may not be comparable to similarly named measures reported by other companies.
The Company presents EBITDA which is calculated as net income attributable to the Company before depreciation and amortization, interest expense, net, and taxes on income before equity in net income of associated companies. The Company also presents adjusted EBITDA which is calculated as EBITDA plus or minus certain items that are not considered indicative of future operating performance or not considered core to the Company’s operations. In addition, the Company presents non-GAAP operating income which is calculated as operating income plus or minus certain items that are not considered indicative of future operating performance or not considered core to the Company’s operations. Adjusted EBITDA margin and non-GAAP operating margin are calculated as the percentage of adjusted EBITDA and non-GAAP operating income to consolidated net sales, respectively. The Company believes these non-GAAP measures provide transparent and useful information and are widely used by investors, analysts, and peers in our industry as well as by management in assessing the operating performance of the Company on a consistent basis.
Additionally, the Company presents non-GAAP net income and non-GAAP earnings per diluted share as additional performance measures. Non-GAAP net income is calculated as adjusted EBITDA, defined above, less depreciation and amortization, interest expense, net, and taxes on income before equity in net income of associated companies, in each case adjusted, as applicable, for any depreciation, amortization, interest or tax impacts resulting from the non-core items identified in the reconciliation of net income attributable to the Company to adjusted EBITDA. Non-GAAP earnings per diluted share is calculated as non-GAAP net income per diluted share as accounted for under the “two-class share method.” The Company believes that non-GAAP net income and non-GAAP earnings per diluted share provide transparent and useful information and are widely used by investors, analysts, and peers in our industry as well as by management in assessing the operating performance of the Company on a consistent basis.
As it relates to future projections for the Company as well as other forward-looking information contained in this press release, the Company has not provided guidance for comparable GAAP measures or a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP measure because it is unable to determine with reasonable certainty the ultimate outcome of certain significant items necessary to calculate such measures without unreasonable effort. These items include, but are not limited to, certain non-recurring or non-core items the Company may record that could materially impact net income. These items are uncertain, depend on various factors, and could have a material impact on the U.S. GAAP reported results for the guidance period.
The Company's reference to trailing twelve months adjusted EBITDA within this press release refers to the twelve month period ended March 31, 2024 adjusted EBITDA of $324.9 million, which includes (i) the three months ended March 31, 2024 adjusted EBITDA of $83.3 million, as presented in the non-GAAP reconciliations below, and (ii) the twelve months ended December 31, 2023 adjusted EBITDA of $320.4 million, as presented in the non-GAAP reconciliations included in the Company's fourth quarter and full year 2023 results press release dated February 29, 2024, less (iii) the three months ended March 31, 2023 adjusted EBITDA of $78.8 million, as presented in the non-GAAP reconciliations below.
Certain of the prior period non-GAAP financial measures presented in the following tables have been adjusted to conform with current period presentation. The following tables reconcile the Company’s non-GAAP financial measures (unaudited) to their most directly comparable GAAP (unaudited) financial measures (dollars in thousands unless otherwise noted, except per share amounts):

	Three Months Ended March 31,
Non-GAAP Operating Income and Margin Reconciliations:	2024	2023
Operating income	$55,526	$49,929
Restructuring and related charges, net	1,857	3,972
Strategic planning (credits) expenses	(109)	2,087
Customer insolvency costs	1,522	—
Other charges	446	305
Non-GAAP operating income	$59,242	$56,293
Non-GAAP operating margin (%)	12.6%	11.3%

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Non-GAAP Net Income Reconciliations:	Three Months Ended March 31,
	2024	2023
Net income attributable to Quaker Chemical Corporation	$35,227	$29,534
Depreciation and amortization (a)	21,056	20,510
Interest expense, net	10,824	13,242
Taxes on income before equity in net income of associated companies (b)	12,508	9,533
EBITDA	79,615	72,819
Equity income in a captive insurance company	(506)	(422)
Restructuring and related charges, net	1,857	3,972
Strategic planning (credits) expenses	(109)	2,087
Customer insolvency costs	1,522	—
Facility remediation recoveries	—	(827)
Product liability claim costs	896	—
Currency conversion impacts of hyper-inflationary economies	(904)	456
Other charges	911	706
Adjusted EBITDA	$83,282	$78,791
Adjusted EBITDA margin (%)	17.7%	15.8%

Adjusted EBITDA	$83,282	$78,791
Less: Depreciation and amortization (a)	21,056	20,510
Less: Interest expense, net	10,824	13,242
Less: Taxes on income before equity in net income of associated companies - adjusted (b)	13,729	11,047
Non-GAAP net income	$37,673	$33,992

	Three Months Ended March 31,
Non-GAAP Earnings per Diluted Share Reconciliations:	2024	2023
GAAP earnings per diluted share attributable to Quaker Chemical Corporation common shareholders	$1.95	$1.64
Equity income in a captive insurance company per diluted share	(0.03)	(0.02)
Restructuring and related charges, net per diluted share	0.08	0.17
Strategic planning (credits) expenses per diluted share	—	0.10
Customer insolvency costs per diluted share	0.06	—
Facility remediation recoveries per diluted share	—	(0.04)
Product liability claim costs per diluted share	0.04	—
Currency conversion impacts of hyper-inflationary economies per diluted share	(0.05)	0.03
Other charges per diluted share	0.04	0.02
Impact of certain discrete tax items per diluted share	—	(0.01)
Non-GAAP earnings per diluted share	$2.09	$1.89
a.Depreciation and amortization for both the three months ended March 31, 2024 and 2023 includes approximately $0.3 million of amortization expense recorded within equity in net income of associated companies in the Company’s Condensed Consolidated Statements of Operations, which is attributable to the amortization of the fair value step up for the Company’s 50% interest in a joint venture in Korea as a result of required purchase accounting.
b.Taxes on income before equity in net income of associated companies – adjusted includes the Company’s tax expense adjusted for the impact of any current and deferred income tax expense (benefit), as applicable, of the reconciling items presented in the reconciliation of Net income attributable to Quaker Chemical Corporation to adjusted EBITDA, above, determined utilizing the applicable rates in the taxing jurisdictions in which these adjustments occurred, subject to deductibility. This caption also includes the impact of specific tax charges and benefits in the three months ended March 31, 2024 and 2023, which the Company does not consider core to the Company’s operations or indicative of future performance.

Segment Measures and Reconciliations
Segment operating earnings for each of the Company’s reportable segments are comprised of the segment’s net sales less directly related Cost of goods sold (“COGS”) and Selling, general and administrative expenses (“SG&A”). Operating expenses not directly attributable to the net sales of each respective segment, such as certain corporate and administrative costs and Restructuring and related charges, net, are not included in segment operating earnings. Other items not specifically identified with the Company’s reportable segments include Interest expense, net and Other income (expense), net.
The following table presents information about the performance of the Company’s reportable segments (dollars in thousands):

	Three Months Ended March 31,
	2024	2023
Net Sales
Americas	$229,754	$251,413
EMEA	138,422	152,449
Asia/Pacific	101,583	96,286
Total net sales	$469,759	$500,148
Segment operating earnings
Americas	$66,770	$66,125
EMEA	29,571	27,571
Asia/Pacific	30,377	27,652
Total segment operating earnings	126,718	121,348
Restructuring and related charges, net	(1,857)	(3,972)
Non-operating and administrative expenses	(54,177)	(51,771)
Depreciation of corporate assets and amortization	(15,158)	(15,676)
Operating income	55,526	49,929
Other income (expense), net	1,080	(2,239)
Interest expense, net	(10,824)	(13,242)
Income before taxes and equity in net income of associated companies	$45,782	$34,448

Forward-Looking Statements
This press release contains “forward-looking statements” that fall under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Act of 1933, as amended. These statements can be identified by the fact that they do not relate strictly to historical or current facts. We have based these forward-looking statements on assumptions, projections and expectations about future events that we believe are reasonable based on currently available information, including statements regarding the potential effects of the conflicts in Ukraine and the Middle East; inflation and global supply chain constraints on the Company’s business, results of operations, and financial condition; our expectation that we will maintain sufficient liquidity and remain in compliance with the terms of the Company’s credit facility; expectations about future demand and raw material costs; and statements regarding the impact of increased raw material costs and pricing initiatives. These forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, intentions, financial condition, results of operations, future performance, and business, which may differ materially from our actual results, including but not limited to the potential benefits of acquisitions and divestitures, the impacts on our business as a result of global supply chain constraints, and our current and future results and plans and statements that include the words “may,” “could,” “should,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “outlook, “target”, “possible”, “potential”, “plan” or similar expressions. A major risk is that demand for the Company's products and services is largely derived from the demand for its customers' products, which subjects the Company to uncertainties related to downturns in a customer's business and unanticipated customer production slowdowns and shutdowns. Other major risks and uncertainties include, but are not limited to inflationary pressures, including the potential for continued significant increases in raw material costs; supply chain disruptions; customer financial instability; rising interest rates and the possibility of economic recession; economic and political disruptions, including the impacts of the military conflicts between Russia and Ukraine and between Israel and Hamas; tariffs, trade restrictions, and the economic and other sanctions imposed by other nations on Russia and/or other government organizations; suspensions of activities in Russia by many multinational companies and the potential expansion of military activity; foreign currency fluctuations; significant changes in applicable tax rates and regulations; future terrorist attacks and other acts of violence; the impacts of consolidation in our industry, including loss or consolidation of a major customer; and the potential occurrence of cyber-security breaches, cyber-security attacks and other security incidents. Furthermore, the Company is subject to the same business cycles as those experienced by our customers in the steel, automobile, aircraft, industrial equipment, aluminum and durable goods industries. Our forward-looking statements are subject to risks, uncertainties and assumptions about the Company and its operations that are subject to change based on various important factors, some of which are beyond our control. These risks, uncertainties, and possible inaccurate assumptions relevant to our business could cause our actual results to differ materially from expected and historical results. All forward-looking statements included in this press release, including expectations about business conditions during 2024 and future periods, are based upon information available to the Company as of the date of this press release, which may change. Therefore, we caution you not to place undue reliance on our forward-looking statements. For more information regarding these risks and uncertainties as well as certain additional risks that we face, refer to the Risk Factors section, which appears in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2023, and in subsequent reports filed from time to time with the Securities and Exchange Commission. We do not intend to, and we disclaim any duty or obligation to, update or revise any forward-looking statements to reflect new information or future events or for any other reason. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.
Conference Call
As previously announced, the Company’s investor conference call to discuss its first quarter of 2024 performance is scheduled for Friday, May 3, 2024 at 8:30 a.m. ET. A live webcast of the conference call, together with supplemental information, can be accessed through the Company’s Investor Relations website at investors.quakerhoughton.com. You can also access the conference call by dialing 877-269-7756.
About Quaker Houghton
Quaker Houghton is the global leader in industrial process fluids. With a presence around the world, including operations in over 25 countries, our customers include thousands of the world’s most advanced and specialized steel, aluminum, automotive, aerospace, offshore, container, mining, and metalworking companies. Our high-performing, innovative and sustainable solutions are backed by best-in-class technology, deep process knowledge and customized services. With approximately 4,400 employees, including chemists, engineers and industry experts, we partner with our customers to improve their operations so they can run even more efficiently, even more effectively, whatever comes next. Quaker Houghton is headquartered in Conshohocken, Pennsylvania, located near Philadelphia in the United States. Visit quakerhoughton.com to learn more.

Quaker Chemical Corporation
Condensed Consolidated Statements of Operations
(Unaudited; Dollars in thousands, except per share data)

	Three Months Ended March 31,
	2024	2023
Net sales	$469,759	$500,148
Cost of goods sold	288,196	326,698
Gross profit	181,563	173,450
Selling, general and administrative expenses	124,180	119,549
Restructuring and related charges, net	1,857	3,972
Operating income	55,526	49,929
Other income (expense), net	1,080	(2,239)
Interest expense, net	(10,824)	(13,242)
Income before taxes and equity in net income of associated companies	45,782	34,448
Taxes on income before equity in net income of associated companies	12,508	9,533
Income before equity in net income of associated companies	33,274	24,915
Equity in net income of associated companies	1,984	4,626
Net income	35,258	29,541
Less: Net income attributable to noncontrolling interest	31	7
Net income attributable to Quaker Chemical Corporation	$35,227	$29,534
Per share data:
Net income attributable to Quaker Chemical Corporation common shareholders – basic	$1.96	$1.64
Net income attributable to Quaker Chemical Corporation common shareholders – diluted	$1.95	$1.64
Basic weighted average common shares outstanding	17,908,814	17,866,670
Diluted weighted average common shares outstanding	17,938,862	17,898,746

Quaker Chemical Corporation
Condensed Consolidated Balance Sheets
(Unaudited; Dollars in thousands, except par value)

	March 31, 2024	December 31, 2023
ASSETS
Current assets
Cash and cash equivalents	$195,750	$194,527
Accounts receivable, net	440,018	444,950
Inventories, net	240,466	233,857
Prepaid expenses and other current assets	56,795	54,555
Total current assets	933,029	927,889

Property, plant and equipment, net	202,230	207,811
Right of use lease assets	38,195	38,614
Goodwill	522,575	512,518
Other intangible assets, net	886,146	896,721
Investments in associated companies	99,850	101,151
Deferred tax assets	10,117	10,737
Other non-current assets	22,228	18,770
Total assets	$2,714,370	$2,714,211

LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings and current portion of long-term debt	$27,790	$23,444
Accounts payable	191,161	184,813
Dividends payable	8,185	8,186
Accrued compensation	28,024	55,194
Accrued restructuring	1,516	3,350
Accrued pension and postretirement benefits	2,210	2,208
Other accrued liabilities	91,341	90,315
Total current liabilities	350,227	367,510

Long-term debt	740,408	730,623
Long-term lease liabilities	22,819	22,937
Deferred tax liabilities	150,618	146,957
Non-current accrued pension and postretirement benefits	28,931	29,457
Other non-current liabilities	29,575	31,805
Total liabilities	1,322,578	1,329,289

Equity
Common stock $1 par value; authorized 30,000,000 shares; issued and outstanding March 31, 2024 – 17,989,801 shares; December 31, 2023 – 17,991,988 shares	17,990	17,992
Capital in excess of par value	942,546	940,101
Retained earnings	577,682	550,641
Accumulated other comprehensive loss	(146,987)	(124,415)
Total Quaker shareholders’ equity	1,391,231	1,384,319
Noncontrolling interest	561	603
Total equity	1,391,792	1,384,922
Total liabilities and equity	$2,714,370	$2,714,211

Quaker Chemical Corporation
Condensed Consolidated Statements of Cash Flows
(Unaudited; Dollars in thousands)

	Three Months Ended March 31,
	2024	2023
Cash flows from operating activities
Net income	$35,258	$29,541
Adjustments to reconcile net income to net cash used in operating activities:
Amortization of debt issuance costs	353	353
Depreciation and amortization	20,802	20,246
Equity in undistributed earnings of associated companies, net of dividends	(1,675)	(4,401)
Deferred compensation, deferred taxes and other, net	568	(2,231)
Share-based compensation	3,884	3,527
Restructuring and related charges, net	1,857	3,972
Pension and other postretirement benefits	(551)	(415)
Decrease in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	1,431	(3,974)
Inventories	(6,576)	(5,792)
Prepaid expenses and other current assets	(1,054)	(6,765)
Change in restructuring liabilities	(3,666)	(2,747)
Accounts payable and accrued liabilities	(23,400)	6,468
Net cash provided by operating activities	27,231	37,782
Cash flows from investing activities
Investments in property, plant and equipment	(4,460)	(6,161)
Payments related to acquisitions, net of cash acquired	(24,899)	—
Proceeds from disposition of assets	58	—
Net cash used in investing activities	(29,301)	(6,161)
Cash flows from financing activities
Payments of long-term debt	(4,711)	(4,703)
Borrowings (payments) on revolving credit facilities, net	20,902	(9,776)
Payments on other debt, net	—	(469)
Dividends paid	(8,186)	(7,809)
Other stock related activity	(1,442)	(2,109)
Net cash provided by (used in) financing activities	6,563	(24,866)
Effect of foreign exchange rate changes on cash	(3,270)	2,154
Net increase in cash and cash equivalents	1,223	8,909
Cash and cash equivalents at the beginning of the period	194,527	180,963
Cash and cash equivalents at the end of the period	$195,750	$189,872